May 2, 2024

Starfighters Space, Inc.

1609 Jasmine Avenue

Tarpon Springs, Florida 34689

Ladies and Gentlemen:

We are acting as special Delaware counsel to Starfighters Space, Inc., a Delaware corporation (the "Company"), in connection with the Regulation A Offering Circular to be filed on Form 1-A by the Company with the Securities and Exchange Commission (the "SEC") on or about the date hereof (the "Offering Circular"), under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to which the Company will engage in a Tier 2 offering under Regulation A under the Securities Act offering to sell up to a maximum of 9,749,303 shares (the "Shares") of Common Stock, par value $0.00001 per share (the "Common Stock"), of the Company to investors or registered broker dealers (the "Offering") on the terms and conditions set forth in the Offering Circular and the subscription agreements to be entered into between the Company and each purchaser of Shares in the Offering in the form attached as Exhibit 4.1 to the Offering Circular (the "Subscription Agreements").  The Company has engaged Digital Offering LLC, a FINRA and SEC registered broker-dealer ("Digital Offering") to perform administrative and technology-related functions with respect to the Offering, and as compensation for such services, the Company has agreed, pursuant to an engagement letter agreement between the Company and Digital Offering, dated October 27, 2023 (the "Engagement Agreement"), to issue to Digital Offering up to a maximum of 97,493 warrants (the "Agent Warrants"), as evidenced by a warrant certificate (the "Agent Warrant Certificate"), pursuant to which Digital Offering will be entitled to, upon exercise of such Agent Warrants, purchase one share of Common Stock for each Agent Warrant exercised for up to a maximum of 97,493 shares of Common Stock (the "Agent Warrant Shares").  In this connection, you have requested our opinion as to certain matters under the General Corporation Law of the State of Delaware (the "General Corporation Law").

For the purpose of rendering our opinion as expressed herein, we have been furnished and have reviewed the following documents:

(i) the Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware (the "Secretary of State") on September 6, 2022 (the "Certificate of Incorporation");

(ii) the bylaws of the Company as in effect since September 6, 2022;

Starfighters Space, Inc.

May 2, 2024

(iii) the Offering Circular;

(iv) the form of Subscription Agreement;

(v) the form of Agent Warrant Certificate;

(vi) the Engagement Agreement;

(vii) a certificate of an officer of the Company (including the resolutions (the "Board Resolutions") of the board of directors of the Company (the "Board") and the other documents and materials attached thereto and certified therein), dated the date hereof, as to certain matters (the "Officer's Certificate"); and

(viii) a certificate of the Secretary of State, dated on or about the date hereof, as to the good standing of the Company.

With respect to the foregoing documents, we have assumed: (a) the genuineness of all signatures, and the incumbency, authority, legal right and power and legal capacity under all applicable laws and regulations of each of the officers and other persons and entities signing or whose signatures appear upon each of said documents as or on behalf of the parties thereto; (b) the authenticity of all documents submitted to us as originals; (c) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic, electronic or other copies; (d) that the foregoing documents, in the forms submitted to us for our review, have not been and will not be altered or amended in any respect material to our opinion as expressed herein; and (e) all documents submitted to us as forms will be duly completed in a manner consistent with the opinion stated herein.  For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (i) through (vi) above.  In particular, we have not reviewed any document (other than the documents listed in paragraphs (i) through (vi) above) that is referred to in or incorporated by reference into the documents reviewed by us.  We have assumed and have not verified the accuracy as to the factual matters of the documents we have reviewed, including the factual matters set forth in the Officer's Certificate.  Our knowledge of the Company and its legal and other affairs is limited by the scope of our engagement, which scope includes the delivery of this opinion letter.  We do not represent the Company with respect to all legal matters or issues.  The Company employs other independent counsel and, to our knowledge, handles certain legal matters and issues without the assistance of independent counsel.  We have not participated in the preparation of the Offering Circular and assume no responsibility for its contents, other than this opinion.

Starfighters Space, Inc.

May 2, 2024

For purposes of this opinion, we have assumed: (i) that each of the Shares issued in the Offering are issued to a purchaser pursuant to a Subscription Agreement with the Company duly executed, delivered and entered into by the Company and such purchaser, which Subscription Agreement constitutes a legal, valid and binding obligation of the Company and such purchaser, enforceable against the Company and such purchaser in accordance with its terms; (ii) that each of the Shares issued in the Offering have been or will be offered, issued, sold, delivered to and paid for by the purchaser therefor in the Offering in accordance with the terms of such Subscription Agreement between the Company and such purchaser, the Board Resolutions and the Offering Circular; (iii) that prior to or contemporaneous with the issuance of any Shares, the Company shall have received the purchase price therefor specified in the Board Resolutions, Subscription Agreement and Offering Circular; (iv) each of the Agent Warrants constitute a legal, valid and binding obligation of each of the parties thereto, enforceable against each such party in accordance with its terms; (v) that each of the Agent Warrant Shares issued under the Agent Warrants will be issued in accordance with the terms of the Agent Warrant Certificate, the Board Resolutions, the Engagement Agreement and the Offering Circular; (vi) that, prior to or contemporaneous with the issuance of any Agent Warrants or Agent Warrant Shares upon the exercise of such Agent Warrants, the Company shall have received the consideration therefor specified in the Engagement Agreement or the Agent Warrant Certificate; (vii) that as of the time of each issuance of Shares and Agent Warrant Shares, such Shares and Agent Warrant Shares are duly registered and the issuance thereof is duly recorded in the stock ledger of the Company; (viii) that the Company has, and at all relevant times will have, sufficient authorized but unissued shares of Common Stock available for issuance pursuant to the Offering and the Agent Warrants, which shares have not been subscribed for, reserved for other issuance or otherwise committed for issuance; (ix) that upon the issuance of any Shares or Agent Warrant Shares pursuant to the Offering or the Agent Warrants (a) one or more stock certificates representing such Shares or Agent Warrant Shares containing all legends required by Section 151(f) of the General Corporation Law have been or will be duly executed and delivered by the officers of the Company entitled to execute stock certificates to reflect the issuance of such Shares or (b) if such Shares or Agent Warrant Shares are uncertificated pursuant to a duly adopted Board resolution, a duly authorized officer of the Company will timely deliver to the record holders of such Shares the notice required by Section 151(f) of the General Corporation Law including any notices or legends required by Section 202 of the General Corporation Law; (x) that no person or entity acquiring Shares pursuant to the Offering, receiving Agent Warrants pursuant to the Engagement Agreement or receiving Agent Warrant Shares upon the exercise of the Agent Warrants is an "interested stockholder" of the Company within the meaning of Section 203 of the General Corporation Law; (xi) that the Exercise Price (as such term is defined and used in the Agent Warrant Certificate), as may be adjusted from time to time, of the Agent Warrants will never be less than the par value of the Agent Warrant Shares issuable upon the exercise of the Agent Warrants for payment of the Exercise Price; (xii) that as of the time of each issuance of Agent Warrant Shares, the Board Resolutions and Agent Warrants will be in full force and effect, and there shall not have occurred any transaction or series of transactions deemed to be a liquidation, dissolution or winding up of the Company; and (xiii) that each Agent Warrant that is exercised will be exercised prior to the Expiry Date (as defined in the Agent Warrants).

Based upon the foregoing, and upon our examination of such matters of law as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1. The Shares have been duly authorized for issuance and, when issued, delivered and paid for in accordance with the applicable Subscription Agreement, Board Resolutions and Offering Circular, will be validly issued, fully paid and non-assessable under the General Corporation Law.

Starfighters Space, Inc.

May 2, 2024

2. The Agent Warrants, when issued pursuant to the Offering Circular and Engagement Agreement, will be duly authorized on behalf of the Company under the General Corporation Law, the Certificate of Incorporation and the Bylaws.

3. The Agent Warrant Shares issuable upon the exercise of the Agent Warrants have been duly authorized for issuance and, when issued upon the exercise of the Agent Warrants in accordance with the terms of the Engagement Agreement and the Agent Warrant Certificate, will be validly issued, fully paid and non-assessable under the General Corporation Law.

The foregoing opinion is subject to the following exceptions, limitations and qualifications:

A. We are admitted to practice law in the State of Delaware and do not hold ourselves out as being experts on the law of any other jurisdiction.  The foregoing opinion is limited to the General Corporation Law currently in effect, and we have not considered and express no opinion on the effect of any other laws or the laws of any other state or jurisdiction, including state or federal laws relating to securities or other federal laws, or the rules and regulations of stock exchanges or of any other regulatory body.  In addition, we have not considered and express no opinion as to the applicability of or any compliance with the Delaware Securities Act, 6 Del. C. § 73-101 et seq., or any rules or regulations promulgated thereunder.

B. This opinion speaks only as of the date hereof, and we shall have no obligation to update this opinion in any respect after the date hereof, including with respect to changes in law occurring on or after the date hereof.

We hereby consent to your filing of this opinion as Exhibit 12.1 to the Offering Circular.  In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Richards, Layton & Finger